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                                  EXHIBIT 11


                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001
           (Dollars and Shares in thousands, except per share data)

                                           December 31,        December 31,
                                               2002                2001
                                           ------------        ------------

Income from continuing operations             $ 6,910            $  5,709
Loss from discontinued operations,
   net of tax                                     -                  (766)
Loss on disposal, net of taxes                    -               (14,707)
                                           ------------        ------------
Total loss from discontinued operations           -               (15,473)
Cumulative change in accounting principle         -               (40,433)
                                           ------------        ------------
Net income                                    $ 6,910            $(50,197)
                                           ============        ============

BASIC EARNINGS PER SHARE:
                                           ------------        ------------
  Weighted average shares outstanding          14,368              14,343
                                           ============        ============

Income per share from continuing operations   $  0.48            $   0.40
Loss per share from discontinued operations,
   net of tax                                     -                 (1.08)
Loss per share from cumulative effect of
   change in accounting principle                 -                 (2.82)
                                           ------------        ------------
Net income per share                          $  0.48            $  (3.50)
                                           ============        ============

DILUTED EARNINGS PER SHARE:
  Basic weighted average shares outstanding    14,368              14,343
  Convertible notes                               -                   -
  Dilutive stock options - based on treasury
   stock method using the average market
   price                                          245                 671
                                           ------------        ------------
Total shares                                   14,613              15,014
                                           ============        ============


Income per share from continuing operations   $  0.47            $   0.38

Loss per share from discontinued operations,
   net of tax                                     -                 (1.03)
Loss per share from cumulative effect of
   change in accounting principle                 -                 (2.69)
                                           ------------        ------------
Net income per share                          $  0.47            $  (3.34)
                                           ============        ============
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